Exhibit 10.3

Boise Cascade, L.L.C. 1111 West Jefferson Street, Suite 300 PO Box 50 Boise, ID 83728-5389 T 208 384 6161 www.bc.com

CONFIDENTIAL

August 11, 2009

Mr. Wayne M. Rancourt

[Address]

Dear Wayne:

Congratulations on your recent promotion!  This letter amends the letter agreement between you and Boise Cascade, L.L.C. dated February 22, 2008 (the “2008 Agreement”), to conform the benefits provided in the 2008 Agreement to the benefits appropriate for your new position.  Capitalized terms used in this letter shall have the meanings given to those terms in the 2008 Agreement.  This agreement shall be effective on August 16, 2009.

Section 4.A(2) is amended to provide that the amount of the lump sum severance payment is 2 times the sum of (a) your annual base salary at the rate in effect at the time Notice of Termination is given, plus (b) your target annual incentive for the year in which the Date of Termination occurs (“Target Bonus”).

Section 4.B is amended to provide that the Company shall continue your benefit plans for an 18-month period following the Date of Termination and shall pay the Company-paid premium under the Company’s Supplemental Life Plan for 24 months following the Date of Termination.

The next to last sentence of Section 4.D. is amended to replace the reference to “the 12-month period” with “the 18-month period.”

All terms and provisions of the 2008 Agreement shall continue in full force and effect, subject to the above modifications.

August 11, 2009

If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

BOISE CASCADE, L.L.C.

By	/s/ John T. Sahlberg
John T. Sahlberg
Vice President, HR and Communications

AGREED TO AND ACCEPTED this 11th day of August, 2009.

/s/ Wayne M. Rancourt

Wayne M. Rancourt